Exhibit 1

PROSPECTUS SUPPLEMENT                       FILED PURSUANT TO RULE NO. 424(b)(3)
(To Prospectus dated September 4, 2001)               REGISTRATION NO. 333-63924




                                   [LOGO] (SM)




                         300,000,000 Depositary Receipts
                          CP HOLDRSsm Deposit Facility



         This prospectus supplement supplements information contained in the prospectus dated September 4, 2001, relating to the sale of up to 300,000,000 depositary receipts by the CP HOLDRSsm Deposit Facility.

         The name, ticker symbol, share amounts and primary trading market of each company represented by a round-lot of 100 CP HOLDRS is as follows:

                                                                        Primary
                                                         Share          Trading
        Name of Company                   Ticker        Amounts         Market
-----------------------------------    ------------  -------------    ----------
PanCanadian Energy Corporation             PCX           68.4           NYSE
Fording Inc.                               FDG           16.6           NYSE
CP Ships Limited                           TEU            25            NYSE
Canadian Pacific Railway Company           CP             50            NYSE
Fairmont Hotels and Resorts Inc.           FHR            25            NYSE


         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.



            The date of this prospectus supplement is March 31, 2002.